Exhibit 10.1

EXECUTION COPY

GOLDMAN SACHS MORTGAGE COMPANY

200 WEST STREET

NEW YORK, NEW YORK 10282-2198

March 9, 2011

VIA FEDERAL EXPRESS

KBS GKK Participation Holdings I, LLC

c/o KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Telephone: 949-417-6563

Facsímile: 949-417-6518

Attention: David E. Snyder, Chief Financial Officer

Re:  Extension of Master Repurchase Agreement

Ladies and Gentlemen:

We refer to the Master Repurchase Agreement, dated as of August 22, 2008 (the “Repurchase Agreement”), by and between KBS GKK Participation Holdings I, LLC (the “Seller”) and Goldman Sachs Mortgage Company. (the “Buyer”). Capitalized terms not defined herein shall have the meanings set forth in the Repurchase Agreement and if not defined therein shall have the meanings set forth in the Intercreditor Agreement, dated as of August 22, 2008 (the “Intercreditor Agreement”), by and among Citigroup Financial Products Inc. (“Citi”), Buyer, SLG Stars Mortgage Loan LLC, and SLG Stars Mezz Loan LLC.

The Termination Date under the Repurchase Agreement will occur on March 9, 2011. Seller’s failure to pay the Repurchase Price in full on the Termination Date will constitute an Event of Default under Section 3.05(a) of the Repurchase Agreement. Upon the occurrence of an Event of Default, Buyer will have the right to exercise all remedies and other rights under the Repurchase Agreement and at law or in equity (including, without limitation, the right to make demand under the Parent Guaranty). Seller has requested that Buyer enter into this agreement (this “Extension Agreement”) to extend the Termination Date as provided below. Buyer is prepared to agree to extend the Termination Date upon the terms and conditions set forth in this Extension Agreement. Now, therefore, Buyer and Seller agree as follows:

1.

Short Term Extension. The Termination Date shall be, and hereby is, extended until 5:00 p.m. (New York time) on April 8, 2011 (the period from March 9, 2011 until 5:00 p.m. (New York time) on April 8, 2011, the “Short Term Extension Period”) upon satisfaction of the following conditions precedent:

a.	Seller shall have delivered to Buyer a fully executed copy of an extension agreement, dated the date hereof (the “Citi Extension Agreement”), by and between KBS GKK Participation Holdings II LLC and Citi relating to the Master Repurchase Agreement, dated as of August 22, 2008 (the “Citi Repurchase Agreement”), by and between KBS GKK Participation Holdings I LLC and Citi.

Notwithstanding the foregoing, the Short Term Extension Period shall automatically expire, and the Termination Date shall automatically be changed to (i) March 10, 2011 if Seller fails to pay to Buyer, on March 10, 2011, $2,812,500 in immediately available funds for application on account of Buyer’s fees, costs and expenses set forth on Schedule A hereto and in reduction of the principal of the Repurchase Price and (ii) March 23, 2011, if Seller fails to have paid to pay Buyer, on or before March 23, 2011, an additional sum of $2,812,500 in immediately available funds in further reduction of the principal of the Repurchase Price.

2.	Long Term Extension. The parties hereto acknowledge and agree that the Short Term Extension is being granted in anticipation of negotiations over a possible two (2) year extension (the “Long Term Extension”), which Long Term Extension would be conditioned upon, among other things, all of the following:

a.	The execution and delivery by Seller and Buyer, prior to the expiration of the Short Term Extension Period, of a definitive extension agreement, in form and substance acceptable to Seller and Buyer in their sole and absolute discretion;

b.

The payment by Seller to Buyer and Citi of approximately $130 million (which would be reduced by the other payments made under this Extension Agreement and the Citi Extension Agreement), a portion of which would be applied towards the costs set forth in paragraph (c) below and in the Citi Extension Agreement, and the remaining portion of which would be applied in reduction of the principal of the Repurchase Price under the Repurchase Agreement and the Repurchase Price (as defined in the Citi Repurchase Agreement) under the Citi Repurchase Agreement; provided that upon agreement of the parties hereunder and under the Citi Extension Agreement no more than $15 million of such $130 million may be deferred for up to 90 days from the commencement of the Long Term Extension; and

c.	Buyer and Seller shall have reached agreement with respect to the payment of all unpaid fees and expenses of Buyer and Citi (including, without limitation, fees and expenses of professionals) in connection with the Senior Mezzanine Loan, the Senior Loan and the Junior Mezzanine Loan (including, without limitation, any fees and expenses that were accrued prior to the commencement of the Short Term Extension Period but were not included on Schedule A).

3.	Covenants

a.	During the Short Term Extension Period, each of Seller and Buyer covenants and agrees that it shall not agree (or direct the Servicer or any other person to agree) to any extension or amendment or exercise (or direct any other Person to exercise) any voting or consent rights with respect to the Senior Mezzanine Loan (including under the Intercreditor Agreement) without the other’s prior written consent, including without limitation, any rights (i) of acceleration, foreclosure or sale under the Senior Mezzanine Loan Agreement or (ii) to make demand under any guaranty relating to the Senior Mezzanine Loan; provided, however Seller’s consent shall not be required if an Act of Insolvency or other proceeding under any bankruptcy, insolvency or similar law has occurred with respect to any borrower under the Senior Loan, Senior Mezzanine Loan or Junior Mezzanine Loan or with respect to any action necessary or advisable in Buyer’s sole determination to avoid or otherwise address an actual or potential material adverse effect on the value of the real estate assets owned by the subsidiaries of the Senior Mezzanine Borrower.

b.

Seller agrees that from and after March 9, 2011, Price Differential shall accrue under the Repurchase Agreement at the Late Fee Rate; provided that the amount of the 4% increase in the Price Differential shall be payable currently only to the extent funds have been paid on account of default interest under the Senior Mezzanine Loan, and also agrees to pay to Buyer 56.25% of any excess of the interest payments and any other payments received under the Senior Mezzanine Loan (and the Participation) over the Price Differential accruing under the

Repurchase Agreement for application to pay principal of the Repurchase Price.

4.	Representations and Warranties. Each of Seller and Guarantor hereby represents and warrants as follows:

a.	Each of Seller and Guarantor has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under this Extension Agreement; the execution, delivery and performance by each of Seller and Guarantor of this Extension Agreement and the transactions contemplated hereunder have been duly authorized by all necessary corporate or other action on its part; and this Extension Agreement has been duly and validly executed and delivered by Seller and Guarantor and constitutes a legal, valid and binding obligation of Seller and Guarantor, enforceable against each of them in accordance with its terms;

b.	No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Seller or Guarantor of this Extension Agreement or for the legality, validity or enforceability hereof;

c.	Neither the execution and delivery of this Extension Agreement, nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the certificate of formation or operating agreement, or other organizational documents, of Seller or Guarantor, (ii) any contractual obligation to which Seller or Guarantor is now a party or the rights under which have been assigned to Seller or Guarantor or the obligations under which have been assumed by Seller or Guarantor or to which the assets of Seller or Guarantor are subject or constitute a default thereunder in any material respect, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller or Guarantor, (iii) any judgment or order, writ, injunction , decree or demand of any court applicable to Seller or Guarantor, or (iv) any Requirement of Law in any material respect. Each of Seller and Guarantor has all necessary licenses, permits and other consents from Governmental Authorities necessary to perform its obligations under this Extension Agreement, except where the failure to have such license, permit or consent would not have a Material Adverse Effect;

d.	All representations and warranties made by Seller in Section 7.03 and Section 7.10 of the Repurchase Agreement (and the representations and warranties made by Guarantor in Section 11 of the Parent Guaranty) are true and correct, and all representations and warranties made by Seller in Section 12.18 of the Repurchase Agreement are true and correct in all material respects, on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

e.	Guarantor is Solvent as of the date hereof, and will be Solvent after giving effect to the transactions contemplated under this Extension Agreement; as used herein, “Solvent” means, with respect to any Person, (i) the fair value of the assets of such Person at a fair valuation shall exceed the debts and liabilities, subordinated, contingent or otherwise, of such Person; (ii) the present fair salable value of the property of such Person shall be greater than the amount that shall be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iii) such Person shall not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. For all purposes of clauses (i) through (iii) above, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

f.	Neither Seller nor Guarantor is entering into this Extension Agreement or the transactions contemplated hereunder with the intention of defrauding, delaying or hindering any creditors of Seller or Guarantor;

g.	The consideration received by Seller and Guarantor for the transactions contemplated under this Extension Agreement constitutes fair and equivalent value; and

h.	To the knowledge of Seller, no Default or Event of Default has occurred under the Repurchase Agreement that could have a Material Adverse Effect.

5.	Termination of License. Notwithstanding anything to the contrary contained in the Repurchase Agreement or this Extension Agreement, Seller’s license to exercise voting or consent rights with the respect to the Transaction Assets, which license was granted by Buyer under the Repurchase Agreement, is hereby terminated as of the entry into this Extension Agreement. Buyer shall have all the rights of Seller to take any and all action with respect to the Senior Mezzanine Loan and the Participations, including, without limitation, (i) approval of amendments, waivers, extensions, or forbearance actions, (ii) voting on a plan of reorganization, (iii) the execution of enforcement rights, including foreclosure, etc., in all cases, whether or not an Event of Default or Default has occurred under the Repurchase Agreement, and/or (iv) for taking any actions under the Intercreditor Agreement; provided, that Buyer shall not exercise any of such rights except as permitted under Section 3(a).

6.

The parties hereto hereby agree to the terms and conditions set forth on Schedule B attached hereto and agree that the Negotiations (as defined in Schedule B) referred to therein shall only consist of the negotiations relating to this Extension Agreement commencing as of March 9, 2010, and all between the parties with respect to the Transaction (as defined in Schedule B).

7.

Forbearance. During the Short Term Extension Period Buyer hereby agrees to temporarily forbear from exercising any default-related remedies under the Repurchase Agreement solely to the extent such remedies arise from any Event of Default in existence (whether or not declared) prior to the execution of this Extension Agreement; provided that the foregoing shall not be deemed to limit Buyer’s rights or remedies against Seller or Guarantor arising from any Default or Event of Default occurring after the execution of this Extension Agreement or for any breach by Seller or Guarantor under this Extension Agreement; provided, further, that the agreement of Buyer temporarily to forbear shall not apply to nor preclude any remedy available to Buyer in connection with any Act of Insolvency against Seller or Guarantor or other proceeding under any bankruptcy, insolvency or similar law, including without limitation, any relief in respect of adequate protection or relief from any stay imposed under such law; provided, further, that the agreement of Buyer temporarily to forebear shall not apply to nor preclude any remedy available to Buyer (i) if an Act of Insolvency or other proceeding under any bankruptcy, insolvency or similar law has occurred with respect to any borrower under the Senior Loan, Senior Mezzanine Loan or Junior Mezzanine Loan or (ii) with respect to any action necessary or advisable in Buyer’s sole determination to avoid or otherwise address an actual or potential material adverse effect on the value of the real estate assets owned by the subsidiaries of the Senior Mezzanine Borrower. Upon the occurrence of the Termination Date, Buyer’s agreement hereunder to forbear from exercising such default-related remedies shall immediately terminate without the requirement of any further demand, presentment, protest or notice of any kind, all of which Seller hereby waives to the fullest extent permitted by applicable law. Seller acknowledges and agrees that Buyer’s agreement hereunder to forbear from exercising its default-related remedies with respect to the specified Events of Default shall not constitute a waiver of any such Events of Default. For the avoidance of doubt, nothing herein limits the rights of Buyer, including during the Short Term Extension Period to take any action to preserve or exercise rights or remedies against parties other than Seller and Guarantor (“Third Party Rights”). For purposes of the foregoing, Seller acknowledges and agrees that execution and delivery of this Extension Agreement shall constitute the making of any necessary demand or the giving of any necessary notice for purposes of preserving or permitting the exercise of any such Third Party Rights of Buyer.

8.

Release. To induce Buyer to enter into this Extension Agreement, and in consideration thereof, each of Seller and Guarantor, on behalf of itself and its affiliates and its and their successors and assigns (the “Seller Parties”), jointly and severally releases, acquits and forever discharges Buyer and its subsidiaries, parents, affiliates, officers, directors, employees, agents, attorneys, partners, successors and assigns, both present and former (collectively, the “Buyer Parties”) from any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims (including without limitation crossclaims, counterclaims and rights of set-off and recoupment) and demands whatsoever, whether known or unknown, whether now existing or hereafter arising, whether asserted or unasserted, in contract, tort, law or equity which Seller or any other Seller Party has or may have against any of the Buyer Parties by reason of any action, failure to act, matter or thing whatsoever arising from or based on facts occurring prior to the date hereof, including but not limited to any claim or defense that relates to, in whole or in part, directly or indirectly, (i) the making or administration of the Transactions under the Repurchase Agreement, the Transaction Documents, the Security Documents or the Transfer Documents, including without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called “lender liability theories”, (ii) any covenants, agreements, duties or obligations set forth in the Repurchase Agreement or any Transaction Document, Security Document or

Transfer Document, (iii) any actions or omissions of any of the Buyer Parties in connection with the initiation or continuing exercise of any right or remedy contained in the Repurchase Agreement or any Transaction Document, Security Document or Transfer Document or at law or in equity, (iv) lost profits, (v) loss of business opportunity, (vi) increased financing costs, (vii) increased legal or other administrative fees, or (viii) damages to business reputation.

9.

Amendment to Section 12.10(A). The parties hereto hereby agree that Section 12.10(A) of the Repurchase Agreement is hereby amended by deleting Section 12.10(A) in its entirety and inserting the following text in lieu thereof:

“(A) SUBMITS FOR ITSELF AND ITS PROPERTY SOLELY FOR THE PURPOSES OF ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY CONFIRMATION AND THE OTHER TRANSACTION DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF.”

10.

No Third Party Beneficiaries. This Extension Agreement shall be binding upon and inure to the benefit of Buyer, Seller and Guarantor and their respective successors and assigns. No Person other than the parties hereto, and their successors and assigns shall have any rights hereunder or be entitled to rely on this Extension Agreement, and all third-party beneficiary rights (other than the rights of any Buyer Party) are hereby expressly disclaimed.

This Extension Agreement may be executed in any number of separate counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. In proving this Extension Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signature delivered by a party by facsimile transmission or electronic mail shall be deemed an original signature hereto. This Extension Agreement shall be governed by the internal laws of the State of New York (including, without limitation, Section 5-1401, et seq, of the New York General Obligations Law, but otherwise without regard to the provisions thereof regarding conflicts of law). The provisions of Section 12.10 (Submission to Jurisdiction; Waivers) and Section 12.11 (Waiver of Jury Trial) of the Repurchase Agreement, as amended by this Extension Agreement, are hereby incorporated in this Extension Agreement by this reference as if fully set forth herein (except that references therein to the Repurchase Agreement shall be deemed to be references to this Extension Agreement).

Subject to the terms hereof, Seller hereby (1) unconditionally ratifies and confirms, renews and reaffirms all of its obligations under the Transaction Documents, the Transfer Documents, the Security Documents and the Repurchase Agreement and each of the other related documents referenced therein and (2) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against it in accordance with the terms, covenants and conditions of the Transaction Documents, the Transfer Documents, the Security Documents and the Repurchase Agreement as amended hereby, without impairment.

Subject to the terms hereof, Guarantor hereby (1) unconditionally ratifies and confirms, renews and reaffirms all of its obligations under the Parent Guaranty and (2) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against it in accordance with the terms, covenants and conditions thereof, without impairment.

Except as set forth herein, Buyer expressly reserves any and all rights and remedies available to Buyer under the Repurchase Agreement, the Transaction Documents, the Transfer Documents, the Security Documents and the Participation Agreement, at law and in equity. No delay, waiver or failure to exercise by Buyer in exercising any right, remedy, power or privilege hereunder or under the Repurchase Agreement, the Transaction Documents, the Transfer Documents, the Security Documents or the Participation Agreement shall preclude any other or further exercise thereof, or the exercise of any other right, remedy power or privilege. Seller acknowledges and agrees that no oral communication or course of dealing from or on behalf of Buyer shall constitute any waiver, agreement, commitment, or evidence of any assurance or intention of Buyer with respect to the Repurchase Agreement, the Transaction Documents, the Transfer Documents, the Security Documents or the Participation Agreement and the transactions contemplated thereunder, and that any waiver, agreement, commitment, assurance, or intention of Buyer with respect to thereto shall be effective only if in writing and duly executed by Buyer. The execution, delivery and effectiveness of this Extension Agreement does not constitute a waiver of any Default or Event of Default. Each of the Repurchase Agreement, the Transaction Documents, the Transfer Documents, the Security Documents and the Participation Agreement is and shall remain in full force and effect, and all of the terms and provisions of the Repurchase Agreement, the Transaction Documents, the Transfer Documents, the Security Documents and the Participation Agreement are hereby ratified and reaffirmed. Except as expressly set forth herein, nothing contained herein shall be construed or interpreted as a modification or amendment of the Repurchase Agreement, the Transaction Documents, the Transfer Documents, the Security Documents or the Participation Agreement in any way. Time shall be of the strictest essence in the performance of the Seller’s obligations hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the parties hereto have executed and delivered this Extension Agreement as of the date first hereinabove set forth.

BUYER:

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership

By:	Goldman Sachs Real Estate Funding Corp., its general partner

By: /s/ Mark J. Buono
Name:	Mark J. Buono
Title:	Authorized Signatory

AGREED AND ACCEPTED:

SELLER:

KBS GKK PARTICIPATION HOLDINGS I, LLC, a Delaware limited liability company

By: KBS DEBT HOLDINGS, LLC, a Delaware limited liability company, its sole member

By: KBS LIMITED PARTNERSHIP, a Delaware limited partnership, its manager

By: KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation, its sole general partner

By: /s/ David E. Snyder

Name:	David E. Snyder
Title:	Chief Financial Officer

GUARANTOR:

KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation

By:	/s/ David E. Snyder
Name:	David E. Snyder
Title:	Chief Financial Officer

SCHEDULE A

PROFESSIONALS FEE SCHEDULE

SCHEDULE B

TERMS AND CONDITIONS

Reference is made to (i) that certain Master Repurchase Agreements, dated as of August 22, 2008 (the “Goldman Repurchase Agreement), by and between KBS GKK Participation Holdings I, LLC (“Participant I”) and Goldman Sachs Mortgage Company (“Goldman”), (ii) that certain Master Repurchase Agreements, dated as of August 22, 2008 (the “Citi Repurchase Agreement, and together with the Goldman Repurchase Agreement, collectively, the “Repurchase Agreements”), by and between KBS GKK Participation Holdings II, LLC (“Participant II” and together with Participant I, collectively, the “Participants”) and Citicorp North America, Inc. (“Citi” and together with Goldman, collectively, the “Participation Purchasers”), (iii) that certain Participation Agreement, dated as of August 22, 2008 (the “Participation Agreement”), by and among KBS Debt Holdings, LLC (“Holdings”), Participation I, Participation II and Archon Group, L.P., (iv) that certain Parent Guaranty and Indemnity (the “Goldman Guaranty”) by KBS Real Estate Investment Trust, Inc. (“Guarantor”) for the benefit of Goldman, (v) that certain Parent Guaranty and Indemnity (the “Citi Guaranty” and together with the Goldman Guaranty, collectively, the “Guaranties”) by Guarantor for the benefit of Citi and (vi) that certain Intercreditor Agreement (the “Intercreditor Agreement”), dated as of August 22, 2008, relating to the “Loan” as defined in the Participation Agreement (the “Loan”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreements. The terms, covenants, conditions and provisions applicable to the participation interests described in the Participation Agreements, the repurchase transaction relating thereto and the intercreditor arrangements relating to the Loan (collectively, the “Transaction”) as of the date of this Extension Agreement are set forth in the Repurchase Agreements, the Participation Agreement, the Guaranty, the Intercreditor Agreement and other related documents referenced in each of the foregoing (the “Related Documents”). Participation Purchasers, Participants, Holdings and Guarantor are sometimes referred to in this Schedule B individually as a “Party”, and collectively, as the “Parties”. The Repurchase Agreements, Participation Agreements, Guaranties, Intercreditor Agreement, the Related Agreements, and this Extension Agreement are sometimes collectively referred to in this Schedule B as the “Relevant Agreements”.

In consideration of the mutual promises and covenants contained herein, and intending to be legally bound thereby, the Parties hereby covenant and agree as follows:

1.        Negotiations. Participants, Holdings and Guarantor have requested that Participation Purchasers commence discussions and negotiations (“Negotiations”) concerning a possible modification of the terms, covenants, conditions and provisions which apply to the Transaction as presently set forth in the Repurchase Agreement and the other Relevant Agreements. Without liability for failing to do so, the Parties presently plan to discuss various terms, covenants, conditions, provisions and possible transactions which may affect the obligations of Participants, Holdings and Guarantor to Participation Purchasers and which may be in their respective interests or their mutual interest, but any Party, in its sole and absolute discretion, may terminate the Negotiations, without notice, at any time and for any reason. The Parties’ respective obligations to one another shall be only as set forth in executed written agreements. It is understood that the Negotiations, and correspondence, letters, e-mails, memos, spreadsheets, term sheets, presentations and/or drafts of documents relating to the Negotiations, shall be made with a view towards compromise and settlement, and that all such Negotiations, correspondence, letters, e-mails, memos, spreadsheets, term sheets, presentations and drafts shall be protected accordingly and shall not be admissible as evidence or otherwise referred to by any Party on any issue that is or may be before any court or administrative body or in any other proceeding or hearing under Rule 408 of the Federal Rules of Evidence or any other applicable law, rule or regulation, except, in each case, as specifically permitted under Rule 408 of the Federal Rules of Evidence, as an exception thereto or otherwise. Notwithstanding anything herein to the contrary, this Extension Agreement shall be admissible as evidence or otherwise referred to by any Party on any issue that is or may be before any court or administrative body or in any other proceeding or hearing. Seller and Buyer acknowledge and agree that the Negotiations cover all negotiations and discussions between the parties commencing as of March 9, 2010, and not before.

2.          Only Written Agreements. The Negotiations may be lengthy and complex. Notwithstanding that the Parties may reach one or more oral understandings or agreements on one or more issues that the Parties are discussing or trying to resolve, no Party shall be bound by any oral agreement of any kind (including, without limitation, any waiver of any right or remedy), and no rights, claims, obligations or liabilities of any kind, either express or implied, shall arise or exist in favor of or be binding upon any Party, or any other person, except to the extent (if any) expressly set out in a written agreement executed and delivered by the Parties that are to be bound thereby. Because the Negotiations may not result in such an executed and delivered agreement, no Party shall rely upon, or shall claim to have relied upon, a successful outcome to the Negotiations or any statements, oral agreements or statements, draft documents, correspondence, memos, spreadsheets, presentations, term sheets, letters, e-mails, or other items (except a final definitive written agreement that has been fully executed and delivered by all applicable Parties) made or prepared during the Negotiations by, for example, foregoing other permissible alternatives, or otherwise; accordingly, the Parties hereto expressly acknowledge and agree that any such reliance will not and cannot form the basis for a claim of waiver or estoppel of any rights under the Relevant Agreements by any Party. The Parties acknowledge and agree that no fiduciary or special relationship with any Party and/or any other party is created by this document or the participation by any Party in any of the Negotiations herein contemplated.

3.          Documents Remain in Force. Notwithstanding any other provision of this Extension Agreement or any claim of Participation Purchasers, Participants, Holdings, Guarantor or any other person to the contrary, the Relevant Agreements are in full force and effect, unmodified (except as modified by this Extension Agreement) and enforceable in accordance with their terms, and shall remain in full force and effect, unmodified (except as modified by this Extension Agreement) and enforceable in accordance with their terms, unless and until amended or modified by a definitive written agreement executed by the Parties after the date, and in accordance with the provisions, of this Extension Agreement (including, without limitation, the provisions of paragraphs 2, 3 and 8 of this Schedule B).

4.          No Waiver of Rights. Except for the express terms contained in this Extension Agreement, the Negotiations, and any other actions taken or statements made after the date of this Extension Agreement in connection with the Negotiations, shall not constitute or evidence (i) any waiver, estoppel, release, modification, limitation or forbearance of, or any agreement by Participation Purchasers to delay the exercise of Participation Purchasers’ rights or remedies under or concerning, the Relevant Agreements or (ii) any waiver by Participants, Holdings or Guarantor of their respective rights under the Relevant Agreements or (iii) any notice given or action taken under the Relevant Agreements or with respect thereto (including, without limitation, any notice or action taken as the result of the occurrence of a Default or an Event of Default, as defined in each of the Repurchase Agreements), except to the extent (if any) expressly and specifically provided otherwise either in paragraph 5 of this Schedule B or in a definitive written agreement executed by Parties after the date, and in accordance with the provisions, of this Extension Agreement. This Extension Agreement is delivered without prejudice to Participation Purchasers (or Participants, Holdings or Guarantor) or Participation Purchasers’ right to collect all sums and to enforce all rights and remedies now or hereafter accruing under the Relevant Agreements, subject to the express provisions of this Extension Agreement.

5.          Waiver and Release of Certain Future Claims Related to the Negotiations. Each Party hereto hereby irrevocably waives and releases any and all claims, actions, causes of action, suits, and defenses which such Party might now or hereafter have against the other Parties for or by reason of any statement or utterance (whether oral or in writing) whatsoever which may be made during the course of the Negotiations; provided, however, that the waiver and release set forth in the preceding portion of this paragraph 5 shall not (i) release any Party from any of its obligations under this Extension Agreement, the Relevant Agreements, or any definitive written agreement executed by the Parties after the date, and in accordance with the provisions, of this Extension Agreement, (ii) waive, release, limit, restrict or affect in any way (A) any rights or remedies of any Party under the Relevant Agreements or otherwise concerning the Transaction (it being understood that this clause (A) shall not apply to statements made during the course of the Negotiations that are not incorporated into the Relevant Agreements or a definitive written agreement executed by the Parties after the date of this Extension Agreement), or (B) any notices given or which may hereafter be given, and any actions taken or which may hereafter be taken by, any Party in connection with the assertion or enforcement of any such rights or remedies, or (iii) release any Party from liability arising from its gross negligence, fraud or willful misconduct. For avoidance of doubt, Seller and Buyer acknowledge and agree that the waivers and releases contained in this paragraph 5 relate solely to the Negotiations.

6.          Future Negotiations. The Parties acknowledge and agree that, this Extension Agreement notwithstanding, no Party has any obligation whatsoever to discuss, negotiate or agree to any future modification, amendment or restructuring of the Transaction, or any future modification, amendment, restructuring or reinstatement of the Relevant Agreements, or, except as otherwise provided in this Extension Agreement, to forbear from exercising its rights and remedies under such documents.

7.          Survival. The provisions of this Extension Agreement shall survive any termination of the Negotiations.

8.          Authorized Representatives. Participation Purchasers shall be represented by such officers, employees, representatives and attorneys that Participation Purchasers may from time-to-time direct to negotiate with Participants, Holdings and/or Guarantor, including, without limitation, Participation Purchasers’ servicer, Archon Group, L.P. No agreement concerning the Transaction or the terms and provisions pertaining to the Transaction shall be binding upon Participation Purchasers unless and until the same has been embodied in a definitive written agreement executed by the Parties after the date, and in accordance with the provisions, of this Extension Agreement. Participants, Holdings and Guarantor shall be represented by such officers, employees, representatives and attorneys that each may from time-to-time direct to negotiate with Participation Purchasers. No agreement concerning the Transaction or the terms and provisions pertaining to the Transaction shall be binding upon Participants unless and until the same has been approved by Participants, Holdings and Guarantor and embodied in a definitive written agreement executed by the Parties after the date, and in accordance with the provisions, of this Extension Agreement. Notwithstanding the foregoing or anything in the extension agreement referred to in paragraph 1(a) of this Extension Agreement, the terms of this Extension Agreement shall be binding on Buyer, Seller and Guarantor upon execution of this Extension Agreement by Buyer, Seller and Guarantor.

9.          Capacity and Authority. Participants, Holdings and Guarantor expressly acknowledge and agree with Participation Purchasers that Participation Purchasers do not have any obligation of any nature whatsoever to agree to any modification of the Relevant Agreements that may otherwise be agreed upon in accordance with the provisions of this Extension Agreement, and shall be free in all events and under all circumstances to make any and all decisions with respect to the Transaction, Relevant Agreements and the terms, covenants, conditions and provisions pertaining thereto, as Participation Purchasers shall deem to be appropriate in the exercise of its sole and absolute discretion. Any negotiations concerning a modification to the terms, covenants, conditions and provisions pertaining to the Transaction, as presently set forth in the Relevant Agreements, will have to be expressly authorized by, and conducted in accordance with, a written agreement entered into by Participants, Holdings, Guarantor and Participation Purchasers, as applicable. For the avoidance of doubt, this paragraph 9 shall not limit the obligations of the Participation Purchasers set forth in this Extension Agreement.

10.        Voluntary Agreement. Participants, Holdings and Guarantor represent and warrant to Participation Purchasers that Participants, Holdings and Guarantor are represented by legal counsel of their choice, that they have consulted with such counsel regarding this Extension Agreement, that they are fully aware of the terms and provisions contained herein and of their effect, and that they have voluntarily and without coercion or duress of any kind entered into this Extension Agreement.

11.        Inducement. The Parties understand that Participation Purchasers would not enter into Negotiations concerning the Transaction without the execution and delivery of this Extension Agreement which sets forth the nature of, and the terms governing, such Negotiations.

12.        Partial Payments. Participants, Holdings and Guarantor acknowledge that Participation Purchasers, at any time or from time to time, may accept or reject any partial payments of the obligations of Participants and the Guarantor to Participation Purchasers that are tendered by Participants or Guarantor or any other person or entity either before or after acceleration or maturity of the obligations under the Transaction, unless such payments are expressly authorized by and made in accordance with the Relevant Agreements, as applicable. The acceptance of any such partial payments by Participation Purchasers shall not (i) constitute any agreement or commitment by Participation Purchasers to amend or modify the obligations of Participants, Holdings or Guarantor under the Relevant Agreements, (ii) constitute any agreement by Participation Purchasers to continue to accept such partial payments, (iii) constitute any course of conduct by Participation Purchasers, (iv) reinstate the Transaction or cure any Default or Event of Default under the Repurchase Agreements, (v) constitute any agreement or commitment by Participation Purchasers to forebear from the exercise of any of Participation Purchasers’ rights or remedies pursuant to the relevant Agreements, (vi) otherwise waive or alter in any way any of Participation Purchasers’ rights or remedies pursuant to the Relevant Agreements, applicable law or otherwise, or (vii) constitute Participation Purchasers’ agreement to, or acceptance of, any conditions set forth in connection with any such tendered payment and the Parties expressly agree that, notwithstanding any such purported conditions to any such tender, no such conditions shall be binding upon Participation Purchasers, notwithstanding Participation Purchasers’ acceptance of such partial payment, unless at such time such conditions are expressly accepted and agreed to by Participation Purchasers in a written agreement executed by Participation Purchasers and delivered to Participants in connection with such partial payment. Notwithstanding the provisions of this paragraph 12, the other provisions contained in this Extension Agreement shall control over the provisions of this paragraph 12.

13.        Debtor/Creditor Relationship. The relationship between Participants and Participation Purchasers is solely that of debtor and creditor, and Participation Purchasers have no fiduciary or other special relationship with Participants, and no term or condition of any of the Relevant Agreements shall be construed so as to deem the relationship between Participants and Participation Purchasers to be other than that of debtor and creditor. The Parties acknowledge and agree that the relationship between Participants and Participation Purchasers arose entirely pursuant to and in accordance with the Relevant Agreements.